NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

QUALIFIED PLAN ENDORSEMENT

To Individual Variable and/or Fixed Annuity Contract

General Information Regarding this Endorsement

This endorsement is made part of the Contract to which it is attached. To the extent the terms of the Contract, including any riders and endorsements to the Contract, are inconsistent, the terms of this endorsement shall control the Contract accordingly. The provisions of this endorsement are being added to the Contract to comply with the requirements of the Code. The following provisions apply only to Contracts issued to a Qualified Plan. The Contract Owner shall comply with the applicable tax qualification provisions of the Code, as described in this endorsement, to prevent loss of the advantages of tax deferral and to prevent tax penalties. Terms not defined in this endorsement have the meaning given to them in the Contract.

Definitions

The following definitions are added to the Contract:

A.	Code - The Internal Revenue Code of 1986, as amended.

B.	ERISA - The Employee Retirement Income Security Act of 1974, as amended.

C.	Participant - The person for whom contributions are made to a Contract that funds a Qualified Plan, either through employer contributions and/or employee salary reduction contributions.

D.	Qualified Plans - Retirement Plans that receive favorable tax treatment under the provisions of Sections 401(a) or 403(a) of the Code.

E.

Rollover Amounts - A distribution or a transfer of all or a portion of an employee’s balance where the distribution satisfies the requirements of section 402(c)(4), 403(b)(8), or 457(e)(16); or a distribution or a transfer of an amount from an IRA where the distribution satisfies the requirements of 408(d)(3).

F.

Required Beginning Date. Unless the Qualified Plan provides otherwise, the term “Required Beginning Date” means the first day of April following the later of (i) the calendar year in which the Contract Owner for whose benefit the Contract is maintained attains age 72 (or attains age 70 1⁄2 in the case of a Participant who was born on or before June 30, 1949) or such later date provided under applicable federal tax law, or (ii) the calendar year the in which the Participant retires. However, if the Participant is a 5% owner (as defined in IRC Section 416), then the Required Beginning Date is the first day of April following the calendar year in which the Participant attains 72 (or attains age 70 1⁄2 in the case of a Participant who was born on or before June 30, 1949) or such later date provided under applicable federal tax law.

G.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Participant. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations.

H.	Eligible Designated Beneficiary -

(1)	The term “Eligible Designated Beneficiary” means, with respect to any Participant, any Designated Beneficiary who is -

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a.	the surviving spouse of the Participant,

b.	subject to Paragraph D(2), a child of the Participant who has not reached majority (within the meaning of Code Section 401(a)(9)(F)),

c.	disabled (within the meaning of Code Section 72(m)(7)),

d.

a chronically ill individual (within the meaning of Code Section 7702B(c)(2), except that the requirements of Code Section 7702B(c)(2)(A)(i) will be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

e.	an individual not described in any of the preceding clauses of this Paragraph D(1) who is not more than 10 years younger than the Participant.

The determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary will be made as of the date of death of the Participant.

(2)

Special rule for children. Subject to Code Section 401(a)(9)(F), an individual described in Paragraph D(1)(a) will cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Participant’s interest to which Paragraph C(1)(b)(i), under Surrenders Required by the Code, will be distributed within 10 years after such date.

Transfers and Assignments

Except as provided by law, this Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than: to Nationwide, to the Annuitant, or to the trustee or other person exercising ownership rights under the terms of the Qualified Plan under which this Contract is issued. While the Qualified Plan trustee may be the Contract Owner, the Participant must be the Annuitant and the Participant’s entire interest in the Contract is nonforfeitable.

Purchase Payments

This Contract will accept only:

(1)	A cash contribution made by an employer on behalf of the Participant pursuant to the terms of the Qualified Plan, or

(2)	A Rollover Amount.

Purchase Payments, exclusive of Rollover Amounts, made during any taxable year shall not exceed the limit under Section 402(g) of the Code for the calendar year in which such taxable year begins. The Section 402(g) limit applies to Purchase Payments that are elective deferrals within the meaning of Section 402(g)(3) of the Code and made under this Contract and all other contracts, plans or arrangements of the Contract Owner’s employer. However, the maximum amount of Purchase Payments that may be made by the Contract Owner may be increased or decreased under the provisions of Sections 415 of the Code. Rollover Amounts shall be considered rollover contributions for purposes of determining any limitations with respect to Purchase Payments.

Notwithstanding any provision of the Contract to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

No other contributions will be accepted.

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Surrenders Restricted by the Internal Revenue Code

Except as provided below, the Participant may Surrender part or all of the Contract Value at any time this Contract is in force prior to the earlier of the Annuitization Date or the death of the Annuitant:

The distribution to a plan Participant of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Code Section 402(g)(3)(A)) may be executed only:

(1)	when the plan Participant attains age 59 1/2, severance from employment, dies, or becomes disabled (within the meaning of Code Section 72(m)(7)); or

(2)

in the case of hardship (as defined for purposes of Code Section 401(k) and Treasury Regulations thereunder), provided that any surrender of Contract Value in the case of hardship may not include any income attributable to salary reduction contributions, or

(3)	any other distributable event allowed under applicable federal law and allowed under the Qualified Plan.

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein but may be subject to restrictions found in the employer’s plan or the Code. Any distribution other than the above, including exercise of a contractual Right to Examine and Cancel period may result in the immediate application of taxes and penalties under Section 72 of the Code.

Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Section 408, 403(b), 401 or 457 of the Code, upon proper direction by the Contract Owner.

Surrenders Required by the Internal Revenue Code - Qualified Plans

A.

The entire interest of the Participant under a Qualified Plan is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and the Treasury Regulations thereunder, the provisions of which are incorporated here by reference.

B.	Minimum Distributions During Participant’s Life

(1)

Unless otherwise permitted under applicable law, while the Participant is alive, the entire interest of the Participant under the Qualified Plan will commence to be distributed no later than the Required Beginning Date over a period not to exceed:

a.	the life of the Participant or the lives of the Participant or the joint and last survivor expectancy of such Participant and the Participant’s Designated Beneficiary; or

b.	a period certain not extending beyond the life expectancy of the Participant and the Participant’s Designated Beneficiary.

(2)

Prior to the date that distributions under the Contract commence in the form of annuity payments, the amount to be distributed for each calendar year, beginning with the calendar year in which the Participant attains age 72 (or age 70 1⁄2 if the Participant was born on or before June 30, 1949, or such other age provided under applicable federal tax law,) and continuing through the calendar year of the Participant’s death, will not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of their birthday in the year. However, if the Participant’s sole Designated Beneficiary is their surviving spouse and such spouse is more than 10 years younger than the Participant, then the distribution period for a year is determined under the Joint and Last Survivor Table in Q&A-3 of Section 1.401(a)(9)-9, using the ages as of the Participant’s and spouse’s birthdays in the year.

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(3)

If distributions are made in the form of annuity payments, the distribution periods described in Paragraph B(1) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations and the annuity payments must otherwise comply with the requirements of that section. (See Paragraph D below under Special Rules for Annuity Payments.)

C.	Minimum Distributions Upon Death

(1)	If the Participant dies before the distribution of the Participant’s entire interest in the Qualified Plan and the beneficiary is a Designated Beneficiary -

a.

In general. Subject to the exception for an Eligible Designated Beneficiary in Paragraph C(1)(b), the entire interest will be distributed (in accordance with applicable federal tax law) by the end of the calendar year containing the tenth anniversary of the Participant’s death.

b.

Exception for Eligible Designated Beneficiaries. If any portion of the Participant’s interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed (in accordance with applicable federal tax law) -

i.

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of the Participant’s death (or the end of the calendar year in which the Participant would have attained age 72 (or age 70 1⁄2 if the Participant was born on or before June 30, 1949), or such later date provided under applicable federal tax law, if later and the sole Designated Beneficiary is the surviving spouse of the Participant), or

ii.	If elected, by the end of the calendar year containing the tenth anniversary of the Participant’s death.

c.	Rules Upon Death of an Eligible Designated Beneficiary.

i.

If an Eligible Designated Beneficiary dies before the portion of the Participant’s interest to which this Paragraph C(1) applies is entirely distributed, the exception under Paragraph C(1)(b)(i) shall not apply to any beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

ii.

If the Eligible Designated Beneficiary is the surviving spouse of the Participant and the surviving spouse dies before distributions to such spouse under Paragraph C(1)(b)(i) begin, this Paragraph C(1) shall be applied as if the surviving spouse were the Participant. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under Paragraph C(1)(b)(i). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

d.	After annuity payments commence to the Participant or Designated Beneficiary, they may need to be modified, as necessary to comply with this Paragraph C(1).

(2)	Application of Paragraph C(1). Except as otherwise provided under applicable federal tax law -

a.	Paragraph C(1) shall apply to distributions with respect to a Participant who dies after December 31, 2019, and

b.

If the Participant dies before January 1, 2020, and such Participant’s Designated Beneficiary dies after such date, the entire remaining interest shall be distributed by the end of the calendar year containing the tenth anniversary of such Designated Beneficiary’s death.

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(3)	If the Participant dies before the distribution of the Participant’s entire interest and the beneficiary is not a Designated Beneficiary, the remaining interest will be distributed as follows -

a.

If the Participant dies on or after the Required Beginning Date, (or dies on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in accordance with the provisions of section 1.401(a)(9)-6 of the Treasury Regulations) the remaining interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of the Participant’s death.

b.

If the Participant dies prior to the Required Beginning Date (and prior to the date annuity payments commence) the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant’s death.

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year following the year of the Participant’s death and reduced by 1 for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

D.	Special Rules for Annuity Payments.

The options under which annuity payments are made may be limited. Unless otherwise provided under applicable federal tax law -

(a)

Distributions in the form of annuity payments must satisfy the applicable requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, the provisions of which are herein incorporated by reference.

(b)

Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.

(c)	Annuity payments must satisfy the minimum distribution incidental benefit requirements in Section 1.401(a)(9)-6 of the Treasury Regulations.

(d)	Annuity payments must be nonincreasing or increase only as permitted by Q&A-14 of Section 1.401(a)(9)-6 of the Treasury Regulations or as otherwise permitted under applicable federal tax law.

(e)

If distributions (including distributions commencing on or before the Required Beginning Date while the Participant is alive) are made in the form of annuity payments, the first annuity payment must be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code Section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under Q&A-3(a) or (b) (whichever is applicable) of Section 1.401(a)(9)-3 of the Treasury Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

(f)

If annuity payments commence after the date distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Treasury Regulations in the case of distributions commencing after death), distributions must be made in accordance with Q&A-1(e) of Section 1.401(a)(9)-5 of the Treasury Regulations.

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(g)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the Participant or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Participant or beneficiary) that will be provided under the Contract.

(E)

Exceptions. The foregoing notwithstanding, no minimum distribution is required (1) for any period that is so provided under Code Section 401(a)(9) or any Income Tax Regulations or other published guidance from the Internal Revenue Service (“IRS”) relating thereto, or (2) with respect to any account balance that is exempt from the minimum distribution requirements under such Code Sections, Income Tax Regulations, or IRS guidance.

Additional Qualified Plan Requirements

Eligible rollover distributions, as defined in Section 402(c)(4) of the Code, may be paid directly to the Contract Owner or as a direct rollover to one or more IRAs and or eligible retirement plans. Eligible rollover distributions which are sent directly to the Contract Owner will be subject to mandatory 20% federal income tax withholding. Eligible rollover distributions must be preceded by a notice to the Contract Owner of his/her rights. Such notice must meet the requirements of Code Sections 402(f), regulations thereunder, and IRS pronouncements relating thereto.

The above provisions may be modified as required by the terms of the Qualified Plan and the Code.

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The following Guaranteed Annuity Table will apply to all Contracts issued as Qualified Plans:

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

	GUARANTEED PERIOD
ANNUITANT’S
AGE	None	120 MONTHS	240 MONTHS
50	1.92	1.92	1.91
51	1.96	1.96	1.95
52	2.00	2.00	1.99
53	2.04	2.04	2.03
54	2.08	2.08	2.07
55	2.13	2.12	2.11
56	2.17	2.17	2.15
57	2.22	2.22	2.20
58	2.27	2.27	2.25
59	2.33	2.32	2.30
60	2.38	2.38	2.35
61	2.44	2.43	2.40
62	2.50	2.49	2.46
63	2.57	2.56	2.52
64	2.64	2.63	2.58
65	2.71	2.70	2.64
66	2.79	2.77	2.71
67	2.87	2.85	2.77
68	2.95	2.93	2.84
69	3.05	3.02	2.92
70	3.14	3.11	2.99
71	3.24	3.21	3.07
72	3.35	3.31	3.15
73	3.46	3.42	3.23
74	3.59	3.53	3.32
75	3.71	3.65	3.40
76	3.85	3.77	3.49
77	4.00	3.91	3.57
78	4.16	4.05	3.66
79	4.33	4.20	3.74
80	4.51	4.36	3.82
81	4.71	4.53	3.90
82	4.92	4.71	3.97
83	5.16	4.90	4.03
84	5.41	5.10	4.09
85	5.69	5.31	4.15
86		5.53	4.20
74		5.75	4.24
88		5.98	4.27
89		6.22	4.30
90		6.45	4.32

The purchase rate tables are based on the Annuity 2012 Basic Mortality table (Age Last Birthday) using a ten-year age setback with Projection Scale G2 with Conservatism (ALB) at 0.5% interest. For purposes of the purchase rate tables, the payees’ actual ages as of their respective last birthdays are used. Other combinations are available upon request.

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GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

	Age of Annuitant

		50	55	60	65	70	80
	50	1.73	1.79	1.84
	55	1.79	1.89	1.97	2.02
Age of Survivor	60	1.84	1.97	2.09	2.18	2.26
	65	1.87	2.02	2.18	2.34	2.46	2.62
	70	1.89	2.06	2.26	2.46	2.66	2.94
	80			2.34	2.62	2.94	3.66

Executed for Nationwide by:

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